Exhibit 5.1

KUTAK ROCK LLP suite 2000 124 WEST CAPITOL AVENUE LITTLE ROCK, ARKANSAS 72201-3706 501-975-3000 Facsimile 501-975-3001 www.kutakrock.com	ATLANTA CHICAGO DENVER FAYETTEVILLE IRVINE KANSAS CITY LOS ANGELES MINNEAPOLIS OKLAHOMA CITY OMAHA PHILADELPHIA RICHMOND SCOTTSDALE WASHINGTON WICHITA

August 27, 2013

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

Harrison, Arkansas 72601

Re:	REGISTRATION ON FORM S-4 OF SHARES OF COMMON STOCK PAR VALUE $.01 PER SHARE, TO BE ISSUED PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 1, 2013 (THE “MERGER AGREEMENT”)

Ladies and Gentlemen:

We are acting as counsel to First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 6,252,400 shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Merger Agreement.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered upon the terms and conditions set forth in the Merger Agreement, will be legally issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the Arkansas Business Corporation Act and all applicable provisions of the Arkansas Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

First Federal Bancshares of Arkansas, Inc.

August 27, 2013

Page Two

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

KUTAK ROCK LLP